Exhibit 4.15

SHARE PLEDGE AGREEMENT

This Share Pledge Agreement (this “Agreement”) is entered into in Beijing as of June 16, 2022 by and among the following parties:

(1)	Pledgee:

Luckin Coffee (Beijing) Limited (the “WFOE”), a wholly foreign-owned enterprise registered in Beijing, the People’s Republic of China (“China” or “PRC”), under the laws of China;

(2)	Pledgor:

Jinyi Guo, Chinese, ID No. [                    ], shareholder of Beijing Luckin Coffee Technology Ltd.  (“Luckin Tech”);

Gang Wu, Chinese, ID No. [                    ], shareholder of Luckin Tech;

Each of the pledgors listed above (each, a “Shareholder” and collectively, the “Shareholders”)

(3)	Target Company:

Beijing Luckin Coffee Technology Ltd. (“Luckin Tech”), a domestic company registered in Beijing, China,  under the laws of China;

(Each of WFOE, Luckin Tech, each of the Shareholders, a “Party”, and collectively the “Parties”).

RECITALS

(A)	WHEREAS, the Shareholders hold 100% shares in Luckin Tech;

Jinyi Guo holds 83.33% of the total share capital;

Gang Wu holds 16.67% of the total share capital.

(B)	WHEREAS, WFOE and Luckin Tech entered into a Master Exclusive Service agreement dated June 16, 2022 (the “Service Agreement”) ;
(C)	WHEREAS, WFOE, Luckin Tech and the Shareholders entered into a business cooperation agreement dated June 16, 2022 (the “Business Cooperation Agreement”);
(D)

WHEREAS, WFOE, Luckin Tech and the Shareholders entered into an Exclusive Option Agreement dated June 16, 2022 (the “Exclusive Option Agreement”, together with the Service Agreement, the Business Cooperation Agreement and the agreements to be executed among the Shareholders, Luckin Tech and WFOE from time to time, the “Principal Agreements”);

(E)

WHEREAS, WFOE requests the Shareholders to pledge 100% shares of Luckin Tech they own to WFOE unconditionally and irrevocably, as security for the performance of the obligations by the Shareholders and Luckin Tech under the Principal Agreements, and the Shareholders agree to provide such security.

(F)

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.	Principal Agreements

All Parties hereto acknowledge and confirm that the Principal Agreements for which the security of pledge is provided hereunder include the Service Agreement, the Business Cooperation Agreement, the Exclusive Option Agreement and the agreements to be executed among the Shareholders, Luckin Tech and WFOE from time to time.

2.	The Pledge

Each Shareholder agrees to pledge all of the shares of Luckin Tech that it owns, including any interest or dividend paid for such shares (the "Pledged Shares") to WFOE unconditionally and irrevocably, as a security for the performance of any and all obligations by the Shareholder and Luckin Tech under the Principal Agreements (the “Pledge”). Parties agree to use RMB 500,000 (the “Initial Registration Amount”) as the estimated value of the obligations by the Shareholder and Luckin Tech under the Principal Agreements for initial registration purpose. During the term of the Principal Agreements or this Agreement, WFOE has the rights to request all of the Shareholders and Luckin Tech to amend the Initial Registration Amount for any reasons, and all Shareholders and Luckin Tech shall promptly make such adjustments as requested.

3.	The Scope of Pledge

The Pledge under this Agreement shall cover all indebtedness, obligations and liabilities of the Shareholders and Luckin Tech under the Principal Agreements, any fees for exercising the creditor's rights and the Pledge, all the direct, indirect and derivative losses and losses of anticipated profits, suffered by WFOE, incurred as a result of any Event of Default (as defined in Section 8.1) (the amount of such loss shall be calculated in accordance with the reasonable business plan and profit forecast of WFOE and the consulting and service fees payable to WFOE under the Service Agreement, among other factors) and any other related expenses (the “Secured Indebtedness”).

For the avoidance of doubt, the amount of the Shareholders’ capital contribution or the Initial Registration Amount is in no event related to the scope of the Pledge; the scope of the Pledge or the Secured Indebtedness shall not in any way be limited by the amount of the Shareholders’ capital contribution or the Initial Registration Amount; no Shareholder should through any means, use any reasons or pursue any procedure to claim or attempt to claim that scope of the Pledge or the Secured Indebtedness shall in any way be limited by the amount of the Shareholders’ capital contribution or the Initial Registration Amount.

4.	The Term of Pledge
4.1

The Pledge shall be continuously valid for 50 years after this Agreement take effective. Unless (i) the Parties all agree to terminate this Agreement; (ii) the Principal Agreements have been fulfilled to the satisfaction of the WFOE; or (iii) all of the Principal Agreements have expired or been  terminated, the Pledge shall be valid. For purpose of share pledge registration, the term of initial pledge registration shall be 50 years. After the expiration of the term of initial pledge registration, the WFOE may at its sole discretion require the Shareholders to extend the term of the share registration.

4.2

During the term of the Pledge, in the event that either the Shareholders or Luckin Tech fail to perform any of their respective obligations under the Principal Agreements, WFOE shall have the right to dispose of the Pledged Shares entirely or partially in accordance with the provisions of this Agreement.

4.3	The WFOE shall have the right to collect dividends generated by the Pledged Shares during the term of the Pledge.
5.	Registration
5.1

Luckin Tech shall (1) on the date of execution of this Agreement, record the Pledge in the shareholders’ register of Luckin Tech and provide the shareholders’ register to WFOE, and (2) submit an application to the relevant administration for market regulation (the “AMR”) for the registration of the Pledge as soon as practicable following the execution of this Agreement and obtain evidencing documents of such registration. The Shareholders and Luckin Tech shall submit all necessary documents and complete all necessary procedures, as required by PRC laws and regulations and the AMR, to ensure that the Pledge shall be duly established and fully enforceable.

5.2	Without limitation to any provision of this Agreement, during the term of the Pledge, the original shareholders’ register of Luckin Tech shall be in the custody of WFOE or its designated person.
5.3

With the prior consent of WFOE, the Shareholders may increase their capital contribution to Luckin Tech, provided that any capital contribution by the Shareholders to Luckin Tech shall be subject to this Agreement. Luckin Tech shall immediately amend the shareholders’ register and register the change to the Pledge with the AMR pursuant to the provisions in this Section 5 within five working days.

6.	The Shareholders’ Representations and Warranties

Each Shareholder hereby represents and warrants to WFOE that:

6.1	The Shareholder is the sole legal owner of the Pledged Shares.
6.2	Except for the Pledge, the Shareholder has not placed any security interest or other encumbrance on the Pledged Shares.
6.3

The Shareholder and Luckin Tech have obtained any and all approvals and consents from applicable government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

6.4

The execution, delivery and performance of this Agreement will not: i) violate any relevant PRC laws; ii) conflict with Luckin Tech’s articles of association or other constitutional documents; iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

7.	The Shareholders’ Covenants and Further Assurance
7.1	The Shareholders hereby jointly and severally covenant to WFOE, that during the term of this Agreement, the Shareholders shall:
7.1.1

without WFOE's prior written consent, not transfer the Pledged Shares, establish or permit the existence of any security interest or other encumbrance on the Pledged Shares, or dispose of the Pledged Shares by any other means, except by the performance of the Exclusive Option Agreement;

7.1.2

comply with the provisions of all laws and regulations applicable to the Pledge, and within five (5) working days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to WFOE, and shall comply with the aforementioned notice, order or recommendation or submit claims and appeals with respect to the aforementioned matters upon WFOE’s reasonable request or upon consent of WFOE;

7.1.3

promptly notify WFOE of any event or notice received by the Shareholders that may have an impact on WFOE’s rights to the Pledged Shares or any portion thereof or other obligations of the Shareholders arising out of this Agreement.

7.2

The Shareholders agree that the rights acquired by WFOE in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by Luckin Tech, the Shareholders or any heirs or representatives of the Shareholders or any other persons (collectively, the “Relevant Persons”) through any legal proceedings.

7.2.1

Without the prior written consent of WFOE, the Relevant Persons shall not in any manner supplement, change or amend the articles of association and bylaws of Luckin Tech, increase or decrease its registered capital, or change the structure of its registered capital in other manners;

7.2.2

Without the prior written consent of WFOE, the Relevant Persons shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Luckin Tech or legal or beneficial interest in the business or revenues of Luckin Tech, or allow the encumbrance thereon of any security interest; or

7.2.3

Without the prior written consent of WFOE, the Relevant Persons shall ensure that Luckin Tech shall not in any manner distribute dividends to its shareholder(s), make asset distributions or reduce its capital or initiate liquidation procedures or make any other distributions. Any distributions, including without limitation, the distributed assets or the residual assets in liquidation shall be deemed as part of the Pledge.

7.3

To protect or perfect the security interest granted by this Agreement for payments under the Principal Agreements, the Shareholders hereby undertake to execute in good faith and to cause other parties who have interests in the Pledge to execute all certificates, agreements, deeds and/or covenants required by WFOE. The Shareholders also undertake to perform and to cause other parties who have interests in the Pledge to perform actions required by WFOE, to facilitate the exercise by WFOE of its rights and authority granted thereto by this Agreement, and to execute all relevant documents regarding ownership of the Pledged Shares with WFOE or its designee(s). The Shareholders undertake to provide WFOE within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by WFOE.

7.4

The Shareholders hereby undertake to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure to perform all or part of such guarantees, promises, agreements, representations and conditions, the Shareholders shall indemnify WFOE for all losses resulting therefrom.

8.	Exercise of Pledge
8.1	Each of the following shall constitute an event of default (“Event of Default”) hereunder (and an Event of Default is “continuing” if it has not been remedied or waived):
(i)

any statement, warranty or representation made by the Shareholders or Luckin Tech under this Agreement or any of the Principal Agreements are not true, complete or accurate in any aspect; or the Shareholders or Luckin Tech breach or fail to fulfill any obligation or abide by any covenants and undertakings under this Agreement or any Principal Agreements; or

(ii)	any or more of the obligations of the Shareholders or Luckin Tech under this Agreement or any of the Principal Agreements are deemed as unlawful or void.
8.2

Upon the occurrence and during the continuance of an Event of Default, WFOE shall have the right to require the Shareholders to immediately pay any amount payable by Luckin Tech under the Service Agreement, repay any loans and pay any other due payments, and WFOE shall have the right to exercise all such rights as a secured party under any applicable PRC law, including the Guarantee Law of the People's Republic of China and the Property Law of the People's Republic of China, as in effect from time to time,  including without limitations:

(i)

to sell all or any part of the Pledged Shares at one or more public or private sales upon three (3) days’ written notice to the pledgor, and any such sale or sales may be made for cash, upon credit, or for future delivery; or

(ii)

to execute an agreement with the Shareholders to acquire the Pledged Shares based on its monetary value which shall be determined by referencing the market price of the pledged property or another price as agreed between parties.

8.3

The Shareholders and Luckin Tech, at the request of WFOE, shall take all lawful and appropriate actions to secure WFOE’s exercise of the Pledge right. For the purpose of the foregoing, the Shareholders and Luckin Tech shall sign all the documents and materials and carry out all measures and take all actions reasonably required by WFOE.

9.	Assignment
9.1	Luckin Tech and the Shareholders shall not assign any of their respective rights or obligations under this Agreement to any third party without the prior written consent of WFOE.
9.2

Luckin Tech and the Shareholders hereby agree that WFOE may assign its rights and obligations under this Agreement as WFOE may decide, at its sole discretion, and such transfer shall only be subject to a written notice sent to Luckin Tech and the Shareholders. Luckin Tech and the Shareholders shall cooperate to complete the business registration of such change.

10.	Entire Agreement and Amendment to Agreement
10.1

This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall supersede any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

10.2

Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreement duly executed by the Parties shall be parts of this Agreements and shall have the same legal effect as this Agreement.

11.	Governing Law

This Agreement shall be construed in accordance with and governed by the laws of China.

12.	Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Beijing Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Beijing. The arbitral award shall be final and binding upon all Parties.

13.	Effective Date and Term
13.1	This Agreement shall be signed as of the date first set forth above and shall take effect as of the date when the Pledge is registered in the shareholders’ register of Luckin Tech.
13.2	This Agreement shall remain effective as long as the Pledge exists.
13.3

If any Shareholder cease to hold any shares in Luckin Tech with the prior approval of WFOE, such Shareholder shall no longer be a party of this Agreement, but this Agreement shall remain in full effect to any other Shareholder and Luckin Tech.

13.4

WFOE has the right to unilaterally terminate this Agreement or waive the Pledge upon written notice to Luckin Tech and the Shareholders. Luckin Tech and the Shareholders shall cooperate to complete the relevant business registration of such change.

14.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

15.	Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

16.	Counterparts

This Agreement shall be executed in six originals by all Parties, with each Party holding one original, and the other two are kept by the WFOE for registration of AMR or Tax declaration. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

17.	Languages

Both Chinese and English versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Luckin Coffee (Beijing) Limited

Authorized Representative:Zhibin Zhu

Signature:	/s/ Zhibin Zhu
Seal: (Seal)
/s/ Seal of Luckin Coffee (Beijing) Limited

Beijing Luckin Coffee Technology Ltd.

Authorized Representative:Jinyi Guo

Signature:	/s/ Jinyi Guo
Seal: (Seal)
/s/ Seal of Beijing Luckin Coffee Technology Ltd.

Jinyi Guo

Signature:	/s/ Jinyi Guo

Wu Gang

Signature:	/s/ Gang Wu